COMMERCIAL UMBRELLA EXCESS OF LOSS



              FACULTATIVE AUTOMATIC REINSURANCE AGREEMENT

                            NO. 06AC960032



                                between


                  GUARANTY NATIONAL INSURANCE COMPANY
                          Englewood, Colorado
                  LANDMARK AMERICAN INSURANCE COMPANY
                        Oklahoma City, Oklahoma
           PEAK PROPERTY AND CASUALTY INSURANCE CORPORATION
                          Englewood, Colorado
           GUARANTY NATIONAL INSURANCE COMPANY OF CALIFORNIA
                          Englewood, Colorado
        (hereinafter collectively referred to as the "COMPANY")
                                  and


                   NATIONAL REINSURANCE CORPORATION
                         Stamford, Connecticut
             (hereinafter  referred to as the "REINSURER")

                  COMMERCIAL UMBRELLA EXCESS OF LOSS
              FACULTATIVE AUTOMATIC REINSURANCE AGREEMENT
                           INDEX OF ARTICLES
ARTICLE                                                PAGE #
   1 PARTIES TO THE AGREEMENT                           1
   2 COMMENCEMENT                                       1
   3 BUSINESS COVERED                                   1
   4 SPECIAL ACCEPTANCES                                1
   5 TERRITORY                                          1
   6 LIABILITY OF THE REINSURER                         2
   7 UNDERLYING POLICIES                                2
   8 UNDERWRITING GUIDELINES                            3
   9 REINSURANCE PREMIUM                                3
 10  CEDING COMMISSION                                  3
 11  PREMIUM REPORTS AND REMITTANCES                    4
 12  CLAIM  REPORTS                                     4
 13  LOSS SETTLEMENTS                                   5
 14  OFFSET                                             5
 15  STATISTICS                                         5
 16  UNDERWRITING AUDITS                                6
 17  ACCESS TO COMPANY RECORDS                          6
 18  TAXES                                              6
 19  TERMINATION                                        6
 20  ARBITRATION                                        7
 21  INSOLVENCY                                         8
 22  DEFINITIONS                                        8
 23  RULING LAW                                         9

ATTACHMENTS:

     EXHIBIT A - EXCLUSIONS

     NUCLEAR INCIDENT EXLUSION CLAUSE - LIABILITY - REINSURANCE

                                  -1-
ARTICLE I - PARTIES TO THE AGREEMENT

This Agreement is solely between the COMPANY and the REINSURER. When more than one COMPANY is named as a party to this Agreement, the first COMPANY named shall be the agent of the other companies as to all matters pertaining to this Agreement. Performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall any insured of the COMPANY, any claimant against an insured of the COMPANY, or any other third party have any rights under this Agreement.

This Agreement constitutes the entire Agreement between the COMPANY and the REINSURER, and the obligations: of these parties are determined solely by the terms of the Agreement. Any change or modification to the Agreement shall be null and void unless made by written amendment to the Agreement and signed by both parties.

ARTICLE 2 - COMMENCEMENT AND TERM

This Agreement shall be effective from 12:01 a.m., Standard Time, February 1, 1996, to 12:01 a.m., Standard Time, February 1, 1997, and shall apply to claims and losses occurring under policies written or renewed during the term hereof, subject to the terms and conditions for termination stipulated in the article entitled TERMINATION.

ARTICLE 3 - BUSINESS COVERED

The COMPANY, subject to the terms and conditions hereunder, and the exclusions set forth in EXHIBIT A, shall cede to the REINSURER and the REINSURER shall accept from the COMPANY all Commercial Umbrella/Following Form Excess Business, under any and all binders, policies, or contracts of insurance (all hereinafter referred to as "policies") issued by the COMPANY in accordance with the COMPANY'S Umbrella/Following Form Excess underwriting guidelines dated May 1995 (and revisions thereto, mutually agreed upon by the parties hereto), provided the policy is properly ceded to this Agreement in accordance with the Article entitled PREMIUM REPORTS AND REMITTANCES.

ARTICLE 4 - SPECIAL ACCEPTANCES

Business not within the terms and conditions of this Agreement must be submitted to the REINSURER for special acceptance. It will then be the REINSURER'S decision whether to accept such a risk into the program, to provide facultative support outside the program, or to decline such it submission. If for any reason an underwriter of the COMPANY is unsure of the qualification of a risk, it shall contact the REINSURER for clarification.

ARTICLE 5 - TERRITORY

This Agreement shall follow the territorial limits. of the COMPANY'S original policies but is limited to policies issued to and covering insureds whose principal locations are in the United States of America, its territories and possessions, Puerto Rico, and Canada.

ARTICLE 6 - LIABILITY OF THE REINSURER
The REINSURER shall be liable to the COMPANY for the amount of net loss sustained by the COMPANY in excess of the COMPANY'S Retention, but not exceeding the Limit of Liability of the REINSURER as stipulated in the Schedule of Reinsurance.

                   SCHEDULE OF REINSURANCE COVERAGE
                             COMPANY                Limit of Liability
Class of Business      Retention (Net and Treaty) of the REINSURER

Commercial  Umbrella/    $5,000,000  Each  Policy,     $5,000,000  Each Policy,
Following Form  Excess   Each  Occurrence, Aggregate   Each Occurrence,
                         where applicable              Aggregate where
                                                       applicable

The REINSURER shall be liable to the COMPANY for loss adjustment expenses in the proportion that the loss incurred by the REINSURER bears to the total amount of the loss incurred by the COMPANY under the applicable policy. The REINSURER'S proportion of loss adjustment expenses shall be in addition to its Limit of Liability.

The foregoing notwithstanding, it is understood between the COMPANY and the REINSURER that no loss adjustment expenses shall be allocated to policies the subject matter of this Agreement when the COMPANY (or other acceptable carrier where applicable) is obligated to pay such loss adjustment expenses under any underlying insurance policy issued by the COMPANY (or other acceptable carrier where applicable).

ARTICLE 7 - UNDERLYING POLICIES

A. Unless otherwise agreed to by the REINSURER, no reinsurance shall be bound hereunder on any policy where the limits of the underlying primary polices are less than the following:

General Liability                            $1,000,000 Each Occurrence
                                             $1,000,000 General Aggregate
                                             $1,000,000 Products and Completed
                                                        Operations Aggregate

Automobile Liability:                        $1,000,000 Combined Single Limit

Employers Liability:                         $100,000 Each Accident
                                             $500,000 Policy Limit
                                             $100,000 Each Employee
                                             by Disease
                                             or
                                             $10,000 Self Insured Retention
                                                     whichever shall apply

B. Underlying primary coverages not written by the COMPANY shall be written only by insurance companies possessing a Best's rating of "B" or better.

ARTICLE 8 - UNDERWRITING GUIDELINES
1. The maximum term for any policy the subject matter hereof shall be 18 months.
2. Any risk with an individual loss in excess of $500,000 or total annual aggregate losses in any of the past 3 years in excess of $500,000 will be submitted to the REINSURER prior to quoting for special acceptance.
3.   No umbrella binding authority shall be granted to agents.

ARTICLE 9 - REINSURANCE PREMIUM

The COMPANY shall cede to the REINSURER a reinsurance premium based on the following rates:

A. 15% - $25% of the total gross written premium charge for the first $5,000,000 of Umbrella/Following Form Excess policy limits, subject to a minimum premium of $1,000 gross per million of exposure hereunder.
B. 25% - 30% of the total gross written premium charge for the first $5,000,000 of policy Umbrella/Following Form Excess policy limits, subject to a minimum premium of S1,000 gross per million of exposure hereunder for all risks primarily involved in trucking-- for hire, ready mix concrete, sand and gravel hauling, and flammable fuels hauling not subject to exclusions 11-d.

If the annual premium charged for the first $5,000,000 of Umbrella/Following Form Excess policy limit is $6,000 gross or less, the minimum premium per million of exposure hereunder may be lowered to $750.00 gross per million.

ARTICLE 10 - CEDING COMMISSION

The REINSURER shall allow the COMPANY a commission of 30% on premiums ceded under this Agreement.

Such commission allowance shall include provision for all commissions, brokerages, taxes, board, exchange or bureau assessments. and for all other expenses of whatever nature, excepting loss adjustment expenses.

ARTICLE 11 - PREMIUM REPORTS AND REMITTANCES

1. Within 30 days after the last day of each calendar month, the COMPANY shall furnish to the REINSURER (at its home office with a copy sent to the Dallas Branch Office) a Premium Activity Bordereau with respect to each risk becoming effective during the month, containing, but not limited to, the following information:
     - Policy Number
     - Named Insured
     - Location of Insured
     - Total Policy Limit
     - Effective/Expiration Date
     - Total written premium for each policy
     - Ceded Premium for each policy
     - Subsequent premium transactions
     If a policy is not included on the bordereau of the month in which it was bound, such policy will not be covered by this Agreement.

2. The premium due the REINSURER for the month, calculated in accordance with the provisions of the Article entitled REINSURANCE PREMIUM, shall be paid (less applicable ceding commission) with the above Bordereau.

ARTICLE 12 - CLAIM REPORTS

The COMPANY shall give written notice to the REINSURER'S home office of any claim or loss which in the judgment of the COMPANY may result in a net loss to the REINSURER. The COMPANY shall indicate its estimate of loss and loss adjustment expense and shall provide subsequent written reports to the REINSURER when such estimates Change. In addition, the COMPANY shall give Written notice to the REINSURER of all claims having an indemnity reserve equal to or exceeding $2,500,000, or involving any of the following:

1. Brain damage or alleged brain damage;

2. Quadriplegics;

3. Paraplegics;

4. Amputations of one or more limbs or loss of use of one or more limbs;

5. Major burns;

6. Severe lacerations or disfigurement involving serious cosmetic deformity;

7. Fatalities;

8. Loss of sight;

9. Unusual exposure, including but not limited to Child molestation;

10. Psycho-Neurotic Illness; or

11. Permanent Total or Extended Disability

ALL information received by the COMPANY, written notice of which must be sent to the REINSURER, shall be sent promptly upon the COMPANY having received such information.

On open claims, follow up reports shall be submitted at least annually. important developments (Such as major reserve increases or decreases, settlements, or new information changing the liability situation or value) shall be reported as they occur.

ARTICLE 13 - LOSS SETTLEMENTS

The COMPANY shall investigate and settle or defend all claims arising under policies reinsured under this Agreement.

When requested by the REINSURER, the COMPANY shall permit the REINSURER, at the expense of the REINSURER, to be associated with the COMPANY in the defense or control of any claim, loss, or legal proceeding which involves or is likely to involve the REINSURER.

All payments of claims or losses by the COMPANY within the limits, terms, and conditions of its policies and within the limits, terms, and conditions of this Agreement shall be binding upon the REINSURER.

Upon receipt of proof of loss payment, the REINSURER shall promptly pay the COMPANY for that share of the net loss and loss adjustment expense due in accordance with the reinsurance stipulated in this Agreement.

ARTICLE 14 - OFFSET

The COMPANY or the REINSURER may offset any balance, whether on account of premium, commission, claims or losses, loss adjustment expenses, recoveries, salvage, or any other amount due from one party to the other under this Agreement. This right of offset shall not be affected by the insolvency of either the COMPANY or the REINSURER except as may be otherwise provided by a governmental agency having jurisdiction over this Agreement.

ARTICLE 15 - STATISTICS

The  COMPANY shall furnish such other statistics as may be required  by
the   REINSURER  for  the  completion  of  the  REINSURER'S   statutory
requirements and internal records.

ARTICLE 16 - UNDERWRITING AUDITS

The COMPANY shall allow the REINSURER to conduct underwriting audits at least se annually. The COMPANY shall allow the REINSURER or its authorized representatives inspect all papers, books, accounts, documents, files and other records of the COMPANY necessary for a thorough underwriting audit.

ARTICLE 17 - ACCESS TO COMPANY RECORDS

The COMPANY shall comply with the REINSURER'S request for any information relating to this Agreement. Additionally, the REINSURER or its authorized representatives shall have the right to inspect at any reasonable time at the office of the COMPANY all papers, books, accounts, documents, claims files and other records of the COMPANY relating to this Agreement. The REINSURER'S right of inspection shall continue to exist after the termination of this Agreement.

ARTICLE 18 - TAXES

The COMPANY shall be liable for paying all taxes other than income or profit taxes levied on the REINSURER for business reinsured under this Agreement. If the REINSURER is obligated to pay taxes other than income or profit taxes for business reinsured under this Agreement the COMPANY shall reimburse the REINSURER, provided that the COMPANY shall not be required to pay the same tax twice

ARTICLE 19 - TERMINATION

A.   Termination of Agreement

     Either party may terminate this Agreement at any time by giving to the other party (and to the Insurance Department of the State of Colorado) not less than 90 days advance notice of termination in writing by registered or certified mail to the principal office of the other part

     Unless otherwise mutually agreed, the REINSURER shall remain liable for policies in force at the time and date of termination until the natural expiration or anniversary of such policies whichever comes first, but in no event longer than 12 months. The COMPANY agrees that no cessions to this Agreement shall be made during the notice period except as respects policies placed under binder effective before the 60 day notice period.

B. Termination of Individual Policies:

     Except with respect to policies which, under applicable laws, may not be canceled mid-term except for specific reasons stated in law or a regulation of the governmental body having jurisdiction, the REINSURER may terminate reinsurance in respect of any policy falling within the scope of this Agreement at any time by sending to the COMPANY, by registered mail to its principal office, notice stating the time and date when, not less than 60 days after the date of mailing- of such notice, termination shall be effective. The REINSURER may terminate reinsurance as respects any such policy at any anniversary therof by sending to the COMPANY by registered mail to their principal office, notice of such termination at least 90 days prior to the anniversary date of such policy. However, if the COMPANY is obligated by law to continue the policy for a fixed period beyond anniversary, reinsurance shall continue for the duration of such period, but in no event longer than twelve (12) months, whichever comes first.

C. Special Termination Provisions

     If any amount payable under this Agreement becomes more than 30 days overdue, the party due to be paid may terminate this Agreement, by sending to the other party, by registered or certified mail, notice stating the time and date when, not less than 15 days after the mailing of such notice, termination shall be effective. The REINSURER shall not be liable for any loss(es) taking place after the effective time and date of termination, in consideration of which the REINSURER shall return to the COMPANY the unearned premium (calculated on the monthly pro rata basis) as respects policies in force at such time and date.

ARTICLE 20 - ARBITRATION

All unresolved differences of opinion between the COMPANY and the REINSURER relating to this Agreement, including its formation and validity, shall be submitted to a Board of Arbitration consisting of one arbitrator chosen by the COMPANY, one arbitrator chosen by the REINSURER, and a third arbitrator chosen by the first two arbitrators.

The party demanding arbitration shall communicate its demand for arbitration to the other party by registered or certified mail, identifying the nature of the dispute and the name of its arbitrator, and the other party shall then be bound to name its arbitrator within thirty days after receipt of the demand.

Failure or refusal of the other party to so name its arbitrator shall empower the demanding party to name the second arbitrator within thirty days thereafter. If the first two arbitrators are unable to agree upon a third arbitrator within thirty days after the second arbitrator is named, each shall be declined arbitrator shall name three candidates within ten days thereafter, two of whom by the other arbitrator within fifteen days after receiving their names, and within the next five days the choice shall be made between the two remaining candidates by drawing lots. The arbitrators shall be impartial and shall be active or retired officers of property or casualty insurance or reinsurance companies authorized to transact business in the United States of America.

The Board of Arbitration shall have the power to fix all procedural rules for the holding of the arbitration, including discretionary power to make orders as to any matters which it may consider proper in the circumstances of the case with regard to pleadings, discovery, inspection of documents, examination of witnesses, and any other matter whatsoever relating to the conduct of the arbitration. The Board of Arbitration shall have the power to receive and act upon such evidence, whether oral or written, Strictly admissible or not, as it shall in its discretion think fit. It is expressly agreed that the jurisdiction of the arbitrators to make or render any decision or award shall be limited by the limits of liability expressly set forth in this Agreement.

The decision of the majority of the arbitrators shall be in writing and shall be final and binding upon the parties. If either of the parties fails to comply with this decision, the other party may apply for its enforcement to a court of competent jurisdiction in which the party in default is domiciled, or has assets, or carries on business.

Each party shall bear the cost of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator. In the event both arbitrators are chosen by one party, the fees of all arbitrators shall be equally divided between the parties. The remaining costs of the arbitration proceeding shall be allocated by the Board of Arbitration.

The arbitration shall be held at the times and places agreed upon by the Board of Arbitration.

ARTICLE 21 - INSOLVENCY

In the event of the insolvency of the COMPANY, claims or losses arising under this Agreement shall be payable by the REINSURER directly to the COMPANY or its liquidator, receiver or statutory successor without diminution because of such insolvency, except as otherwise specified in the statutes of any state having jurisdiction of the insolvency proceedings or except where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the COMPANY. The REINSURER shall be given written notice of the pendency of each claim or loss which may involve the reinsurance afforded by this Agreement within a reasonable time after such claim or loss is filed in the insolvency proceeding

The REINSURER shall have the right to investigate each such claim or loss and interpose, at its own expense, in the proceeding where the claim or loss is to be adjudicated, any defense which it may deem available to the COMPANY or its liquidator, receiver or statutory successor. A proportionate share of the expense thus incurred by the REINSURER shall be chargeable, subject to court approval, against the insolvent COMPANY as part of the expense of liquidation to the extent of the benefit accruing to the COMPANY solely as a result of the defense undertaken by the REINSURER.

ARTICLE 22 - DEFINITIONS
Net Loss

The term "net loss" shall mean the sum actually paid or to be paid by the COMPANY in settlement of losses for which it is liable, including prejudgment interest on such losses, after making deductions for all inuring facultative reinsurance, whether collectible or not, find all other recoveries, including salvage and subrogation recoveries. Net loss shall not include liability for loss adjustment expenses; however loss adjustment expenses shall be reinsured as stipulated in the Article entitled LIABILITY OF THE REINSURER. Also, net loss shall not include liability for damages, whether compensatory or punitive, assessed against the COMPANY because Of its Own allegedly wrongful acts in the handling of claims or in any of its dealings with its insureds or other third parties, or for any loss adjustment expenses relating to such actions or dealings.

It is agreed, however, that the existence of underlying treaty reinsurance, if any, shall be entirely disregarded in arriving at the COMPANY'S net loss.

Nothing in this definition shall imply that losses are not recoverable under this Agreement until the COMPANY'S net loss has been finally ascertained.

Loss Adjustment Expenses

The term "loss adjustment expenses" shall mean court costs, postjudgment interest, and allocated investigation, adjustment and legal expenses, but shall not include office expenses and salaries and expenses of employees and officials of the COMPANY or of outside claim administrators/adjusters.

Loss adjustment expenses shall not include any expenses incurred by the COMPANY in bringing or in defending a Declaratory Action.

Recoveries

The COMPANY shall pay to or credit the REINSURER with the REINSURER'S portion of any recovery connected with a net loss obtained from subrogation, or other insurance. Expenses of the COMPANY in obtaining any such recovery shall be apportioned between the COMPANY and the REINSURER in the proportion that the benefit to each party from such recovery bears to the total amount of the recovery.

Any such recoveries subsequent to any loss settlement hereunder shall be applied as if received prior to the aforesaid loss settlement and all necessary adjustments in such regard shall be transacted accordingly.

The REINSURER shall be subrogated to the rights of the COMPANY to the extent of its loss payments to the COMPANY. The COMPANY agrees to enforce its right of salvage, subrogation, and its rights against insurers.

ARTICLE 23 - RULING LAW

It is under stood and agreed between the parties hereto that all the terms and conditions of this agreement shall be subject to the laws, statutes, rules and regulations now or hereinafter in effect in the State of Colorado. It is specifically understood and agreed that any arbitration, in the event of the insolvency of the COMPANY, shall also be subject to such laws, statutes, rules and regulations.

This Agreement No. 06AC960032 made and executed in Englewood, Colorado this 26th day of March, 1996.
                                 GUARANTY NATIONAL INSURANCE COMPANY



                                 s/Lawrence H. Schenk



ATTEST:  s/Kathryn J. Booth



And in Stamford, Connecticut, this 15th day of February, 1996



                                 NATIONAL REINSURANCE CORPORATION



                                                  s/Lex Smart
                                                  Second Vice President



ATTEST:  Gerard Anaszewicz

                        EXHIBIT A - EXCLUSIONS



This Agreement does not apply to:


1.     Reinsurance   assumed  by  the  COMPANY,  except   as   respects
intercompany reinsurance;

2. Any liability of the COMPANY arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund, or other arrangement, howsoever denominated, established, or governed, which provides for any assessment of, payment, or assumption by the COMPANY of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part;

3. Loss or Liability excluded by the Nuclear Incident Exclusion Clause - Liability -Reinsurance attached to this Agreement.

4. War risk, bombardment, invasion, insurrection, rebellion, revolution, military or usurped power, or confiscation by order of any government or public authority, as excluded under a standard policy containing a standard war exclusion clause;

5. All business derived from any Pool, Association (including Joint Underwriting Associations), Syndicate, Exchange, Plan, or other facility directly as a member subscriber, or participant, or indirectly by way of reinsurance; and,

6. Any risk not placed into the National Reinsurance Treaty No. 3973-05 for the First $5,000,000 with at least 50% participation by the COMPANY. Any such business shall be considered for special acceptance in accordance with the terms of the Article entitled SPECIAL ACCEPTANCES;

7.   All exclusions contained within the referenced Treaty No. 3973-05;

8.   Pollution  liability,  except  for  hostile  fire  or  upset   and
     overturn;

9.   Environmental impairment Liability;

10.  Asbestos as excluded by the COMPANY'S Asbestos exclusion;

11. Automobile liability insurance including garage liability relating to the ownership, maintenance, or use of:

          a. Vehicles leased or rented to others if the lessor's principle business operation involves the lease or rental of automobiles;

          b. Taxicabs, public or private liveries (except bus fleets in conjunction with municipalities not subject to exclusion 12.k.);

          c.   Insureds in the business of long haul for hire with over
          20%   long   haul  exposure.   "Long  haul"  is  defined   as
          customarily operating beyond a 300 mile radius;

          d. Any fleet of 50 or more extra heavy and/or truck tractor units involved in trucking hire, ready mix concrete, sand and gravel hauling or flammable fuels hauling;

12. Liability other than automobile insurance relating to risks involved

     a.   Any risk with gross receipts greater than $250,000,000;

     b.   General contractors with gross receipts excess of $50,000,0

     c. General contractors whose primary business is residential home construction

     d.   Amusement parks, carnivals, and circuses

     e.   Underground mining operation

     f.   Tunnel or subway construction;

          g. Navigation, towing, construction, repair, conversion, cleaning, work on, stevedoring demolition, wrecking, uprighting, or salvage of any commercial vessel, barge, dry dock oil rig, and any other commercial vessel;

     h.   Offshore or subaqueous operations;

     i. Railroads, including street railways, except sidetrack agreements;

     j. Governmental subdivisions, bodies, authorities, or agencies over 100,000 people population;

     k.   Oil and Ps refinery operation

     1.   Onshore and offshore gas and oil drilling operations;

          m. Manufacture of explosives, caps, primers, or detonators and other similar material fireworks, ammunition, or ammonium nitrate;

     n.   Gas and electric utility companies;

     o.   Shoring, underpinning, or moving, of buildings or structures;

     p. Manufacture, blending, mixing, repackaging, relabeling, handling, or distribution of agricultural and industrial chemicals;

     q. Malpractice or professional liability and/or errors and omissions insurance including liability of any insurer or reinsurer for alleged misconduct in the handling of claims or in any of its dealings with policyholders, except for incidental malpractice, beauticians, barbers, morticians, opticians, optometrists, hearing aid specialists, and clergymens counseling, Emergency Medical Technicians, nurses, nursing home professional, veterinaries, druggists, personal trainers and law enforcement legal liability;

          r. Directors and Officers, Public Officials, Security Exchange Commission, and ERI liability, except for Public Officials written in conjunction with a municipality;

          s. Liquor law liability other than host liquor when liquor receipts are greater than 75% of total receipts;

          t.   Products and completed operations as respects:

                      1. The manufacture, sale, handling, or distribution of aircraft, aerospacecraft, satellite and missiles and parts for. or components of, aircraft, aerospacecraft, satellites, a missiles;

                       2. The manufacture, blending, mixing, repackaging, relabeling, importing, or wholes distribution of ethical and non-ethical drugs, cosmetics, and health and beauty aid

                       3. The manufacture, or wholesale distribution of tobacco based products; and,

                        4. The manufacture of all motorized vehicles, mobile equipment, heavy equipment machinery, home power tools, and oil drilling equipment;

      NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE


    (1) This reinsurance does not cover any loss or liability accruing to the COMPANY as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

    (2) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance all the original policies of the COMPANY (new, renewal and replacement) of the classes specified in Clause H of this paragraph
(2) from the time specified in Clause El in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

     LIMITED EXCLUSION PROVISION*

          I. It is agreed that the policy does not apply under any Liability Coverage, to (injury. sickness, disease, death or destruction (bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

          II. Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

          III. The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

          (a)  become effective on or after May 1, 1960, or

          (b)   become effective before that  date  and
               contain the Limited Exclusion Provision set out above;

               provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the COMPANY on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

     (3) Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the COMPANY (new, renewal and replacement) affording the following coverages:

     Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause
V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

     BROAD EXCLUSION PROVISION*

     It is agreed that the policy does not apply:

     I. Under any Liability Coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage

                    (a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

                    (b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the Insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

          II   Under any Medical Payments Coverage, or under any
          Supplementary Payments Provision relating to (immediate medical or surgical relief, (first aid, to expenses incurred with respect to (bodily injury, sickness, disease or death (bodily injury) resulting from the hazardous properties of bodily injury nuclear material and arising out of the operation of a nuclear facility by any person or organization.

          III. Under any Liability Coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage resulting from the hazardous properties of nuclear material, if

                    (a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

                    (b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or
                    (c)  the injury sickness disease death or
               destruction (bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property at such nuclear (facility (property damage to such nuclear facility and any (property thereat.

     IV.  As used in this endorsement:

               "hazardous properties" include radioactive, toxic or explosive properties; "nuclear material" means source material, special nuclear material or by-product material; "source material", 'special nuclear material", and 'by-product material" have the meanings given them in the Atomic Energy Act of 1954 or in any law thereof; "spent fuel" means any fuel element or fuel component, solid amendatory or liquid, which has been used or exposed to radiation in a nuclear reactor; "waste" means any waste material (1) containing by-product material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium. from any ore processed primarily for its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof-, "nuclear facility" means

                    (a)  any nuclear reactor,

                    (b)  any equipment or device designed or used for
               (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel. or (3) handling, processing or packaging waste,

                    (c)  any equipment or device used for the
               processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

                     (d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

               and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; "nuclear reactor" means any apparatus designed or used to sustain nuclear fission in a selfsupporting chain reaction or to contain a critical mass of fissionable material; (with respect to iniury to or destruction of property, the (word "iniury" or "destruction" ("property damage" includes all forms of radioactive (contamination of property. (includes all forms of radioactive contamination of property.

          V. The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after May 1, 1960, provided this paragraph

     (3) shall not be applicable to

                     (a) Garage and Automobile Policies issued by the COMPANY on New York risks, or

                     (b) statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

     (4) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the COMPANY in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters Association or the Independent Insurance Conference of Canada-

* NOTE. The words underlined in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.